UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2010

NEENAH PAPER, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02(b), (c), and (d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 18, 2010, Neenah Paper, Inc. (the “Company”) announced that its Board of Directors approved an executive succession plan under which Sean T. Erwin will retire as Chief Executive Officer at the Annual Meeting of Shareholders in May 2011 and John P. O’Donnell, Senior Vice President and Chief Operating Officer, will be promoted to President and Chief Executive Officer concurrent with Mr. Erwin’s retirement. Mr. O’Donnell has also been appointed to the Board of Directors effective immediately.  In addition, the Company has promoted Ms. Julie Schertell to serve as President of the Company’s Fine Paper division, effective January 1, 2011.

Mr. Erwin (59) who has been Chairman and CEO since the formation of the Company following its spin-off from Kimberly-Clark in November 2004 will remain on the Company’s Board of Directors as its Non-Executive Chairman.  Mr. O’Donnell (50) joined the Company three years ago as President of its Fine Paper business after a successful 22 year career at Georgia Pacific and was named Chief Operating Officer in June 2010.  Mr. O’Donnell has not been appointed to any of the Board’s committees.

Ms. Schertell (41) joined the Company in 2008 and is currently Vice President of Sales and Marketing for the Fine Paper division. Prior to joining the Company Ms. Schertell was employed by Georgia-Pacific Corporation in the Consumer Products Retail division, where she served as Vice President of Sales Strategy from 2007-2008, and as Vice President of Customer Solutions from 2003 through 2007.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	Press release dated November 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: November 18, 2010	/s/ Steven S. Heinrichs
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated November 18, 2010.